THE SPECIAL DISTRIBUTION
On November 16, 2017, the board of directors of Alexander & Baldwin, Inc. (“A&B” or “us”) declared a special distribution on A&B’s shares of common stock in an aggregate amount of $783 million (approximately $15.92 per share) (the “Special Distribution”), payable to shareholders of record as of the close of business on November 29, 2017. We expect to pay the Special Distribution on January 23, 2018. Shareholders have the option to elect to receive the Special Distribution entirely in shares of A&B’s common stock (a “Share Election”) or entirely in cash (a “Cash Election”), subject to the amount of cash to be distributed being limited to an aggregate of $156.6 million (the “Maximum Cash Amount”) (excluding any cash paid in lieu of issuing fractional shares). The actual amount of cash that will be paid to shareholders who make the Cash Election will depend on whether the aggregate amount of all Cash Elections exceeds the Maximum Cash Amount. If the aggregate amount of Cash Elections exceeds the Maximum Cash Amount, the payment of cash will be made on a pro rata basis to shareholders making the Cash Election in an aggregate amount equal to the Maximum Cash Amount, with the balance paid in shares. Shareholders who make a Share Election will receive all shares. Cash will be paid in lieu of fractional shares so that shareholders receive a whole number of shares of common stock. Shareholders who fail to return a properly completed election form before 5:00 p.m., Eastern Time, on January 12, 2018 (the “Election Deadline”) will be treated as having made a Share Election.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “ALEX.” The value per share of common stock for purposes of the Special Distribution will be determined based on the volume weighted average price of the common stock during the three trading days immediately following the Election Deadline.

The total number of shares of common stock that we will issue in connection with the Special Distribution will be determined by dividing (i) the aggregate amount of the Special Distribution ($783 million), less the total amount of cash to be paid as part of the Special Distribution ($156.6 million, assuming the cash option is fully subscribed), which we expect will be approximately $626.4 million, by (ii) the volume weighted average price of the common stock during the three trading days immediately following the Election Deadline. Based on a price of $29.84 per share of our common stock (the closing price per share of A&B common stock on December 4, 2017), we estimate that approximately 20,991,957 shares of common stock will be issued in the Special Distribution. However, the actual number of shares of common stock issued could vary substantially from this estimate, depending on the elections made by shareholders and changes in the stock price.

To make a Share Election or a Cash Election, complete and sign the enclosed election form and deliver it to Computershare Shareowner Services LLC, our election and disbursing agent (“Computershare”), no later than 5:00 p.m., Eastern Time, on January 12, 2018. You may change your election by delivering a new, properly completed, election form bearing a later date than your previously submitted election form to Computershare by 5:00 p.m., Eastern Time, on January 12, 2018.

If you fail to make a timely election, you will be treated as having made a Share Election and will receive the Special Distribution entirely in shares of common stock.

Before completing your election form, you should carefully read and consider the accompanying materials. If your shares are held in the name of a bank, broker or nominee, please promptly inform the bank, broker or nominee, in accordance with the instructions of the bank, broker or nominee, of the election (or any revocation of an election) they should make on your behalf.

ALEXANDER & BALDWIN, INC.

ACCOMPANYING MATERIALS REGARDING THE SPECIAL DISTRIBUTION

ALL SHAREHOLDER ELECTIONS MUST BE RECEIVED BY COMPUTERSHARE SHAREOWNER SERVICES LLC BY 5:00 P.M., EASTERN TIME, ON JANUARY 12, 2018 (THE “ELECTION DEADLINE”). ELECTIONS MAY BE SUBMITTED OR RESUBMITTED AT ANY TIME PRIOR TO THE ELECTION DEADLINE BUT NOT THEREAFTER. IF YOU DO NOT RETURN THE ENCLOSED ELECTION FORM BY THE ELECTION DEADLINE, YOU WILL BE TREATED AS HAVING ELECTED TO RECEIVE SHARES OF COMMON STOCK.

Why am I receiving this document and the enclosed election form?
You have received this document and the enclosed election form because our records indicate that you owned shares of common stock of Alexander & Baldwin, Inc., a Hawaii corporation (“A&B” or “us”), as of the close of business on November 29, 2017 (the “Record Date”). On November 16, 2017, in connection with A&B’s previously announced conversion to a real estate investment trust (a “REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2017, A&B’s board of directors (the “Board”) declared a special distribution on A&B’s shares of common stock in an aggregate amount of $783 million (approximately $15.92 per share), payable to shareholders of record as of the Record Date (the “Special Distribution”). Shareholders have the option to elect to receive the Special Distribution entirely in shares of A&B’s common stock (a “Share Election”) or entirely in cash (a “Cash Election”), subject to the amount of cash to be distributed being limited to an aggregate of $156.6 million (the “Maximum Cash Amount”) (excluding any cash paid in lieu of issuing fractional shares). This document provides you with information about the Special Distribution and references an enclosed election form that you should complete to indicate whether you wish to make a Share Election or a Cash Election.
Why is A&B paying the Special Distribution, and when will the Special Distribution be paid?
The Special Distribution will be paid in satisfaction of certain requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), including the requirement that a REIT distribute any earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation. In order to elect REIT status for its 2017 taxable year, A&B must declare one or more distributions to its shareholders, on or before December 31, 2017, of its previously undistributed earnings and profits attributable to the taxable periods ended on or prior to December 31, 2016. The Special Distribution will include A&B’s previously undistributed accumulated earnings and profits attributable to non-REIT years (“Non-REIT E&P”) and a substantial portion of A&B’s estimated REIT taxable income for the 2017 and 2018 taxable years.

We expect to pay the Special Distribution on January 23, 2018 to shareholders of record as of the close of business on November 29, 2017.
Does the payment of the Special Distribution mean A&B will be subject to tax as a REIT?
We have completed various steps necessary for us to begin operating in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2017. We believe that these steps in conjunction with payment of the Special Distribution will enable us to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2017.

However, qualification as a REIT involves the application to our operations of highly technical and complex Code provisions, as well as various factual determinations concerning matters and circumstances not entirely within our control. There are only limited judicial and administrative interpretations of these provisions.

Even a technical or inadvertent violation could jeopardize our REIT qualification. We can provide no assurance whether we will achieve qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2017, or continued qualification for taxable years thereafter. In addition, the Board may revoke or otherwise terminate our anticipated REIT election, without the approval of our shareholders, if it determines that it is no longer in A&B’s best interests to elect REIT status.
Will I receive the Special Distribution in common stock or cash?
Prior to the Election Deadline, you have the right to make a Share Election or a Cash Election, provided that the aggregate amount of cash to be distributed will be limited to the Maximum Cash Amount (excluding any cash paid in lieu of issuing fractional shares), with the remainder of the Special Distribution to be paid in shares of A&B’s common stock. If you fail to return a properly completed election form before the Election Deadline, you will be treated as having made a Share Election.

If you make a Share Election, you will receive the Special Distribution entirely in shares of common stock. There is no limit on the aggregate amount of the Special Distribution that will be issued in shares of common stock. If all shareholders make a Share Election, A&B will issue the full amount of the Special Distribution in shares of common stock. The number of shares of common stock you will receive will be based on the volume weighted average price of A&B common stock during the three trading days immediately following the Election Deadline.

If the Maximum Cash Amount is fully subscribed, the total number of shares of common stock to be issued in the Special Distribution will be determined by dividing $626.4 million by the volume weighted average price of the common stock during the three trading days immediately following the Election Deadline. Based on a price of $29.84 per share of our common stock (the closing price per share of A&B common stock on December 4, 2017), if the Maximum Cash Amount is fully subscribed, we estimate that approximately 20,991,957 shares of common stock will be issued in the Special Distribution, or approximately 0.4269 shares of common stock for each outstanding share of common stock. The actual number of shares of common stock issued will depend on the number of shareholders making a Cash Election and the volume weighted average price of our common stock on the valuation dates, and could vary substantially from this estimate. We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the Maximum Cash Amount.

All common stock issued in connection with the Special Distribution will be issued in book-entry form, regardless of whether the shares of common stock you currently own are in book-entry form or represented by a physical certificate.

Because the Maximum Cash Amount is limited to $156.6 million, the actual amount of cash that will be paid to shareholders who make the Cash Election will depend on whether the aggregate amount of all Cash Elections exceeds the Maximum Cash Amount. If the aggregate amount of Cash Elections exceeds the Maximum Cash Amount, the payment of cash will be made on a pro rata basis to shareholders making the Cash Election in an aggregate amount equal to the Maximum Cash Amount, with the balance paid in shares of common stock. As a result, if you make a Cash Election and the aggregate amount of all Cash Elections exceeds the Maximum Cash Amount, you will not receive the entire Special Distribution in cash, despite your election to receive all cash. Instead, you will receive a portion in cash and the remaining portion in shares of common stock. The number of shares of common stock you will receive will be based on the volume weighted average price of A&B common stock during the three trading days immediately following the Election Deadline. All cash payments to which a shareholder is entitled will be rounded to the nearest whole cent.

How do I make a Cash Election or a Share Election with respect to the Special Distribution?
We have enclosed an election form with this document so that you can inform us whether you want to receive the Special Distribution in cash or common stock. You may only elect one method of payment for the Special Distribution with respect to all common stock you own in each separate account as of the Record Date. To make a Cash Election or a Share Election, complete and sign the election form and deliver it to Computershare in the enclosed, postage-paid envelope, or in accordance with the delivery instructions on the enclosed election form, as soon as possible, but no later than the Election Deadline of 5:00 p.m., Eastern Time, on January 12, 2018. The submission of an election form with respect to the Special Distribution will constitute the electing shareholder’s representation and warranty that such shareholder has full power and authority to make such election.

If you do not return a properly completed election form before the Election Deadline, you will be treated as having made a Share Election and will receive the Special Distribution entirely in shares of common stock.

We will resolve, in our sole discretion, any question as to the validity, form, eligibility (including time of receipt) and acceptance by us of any election form for the Special Distribution, and our decision regarding any such questions will be final and binding. We reserve the absolute right to reject, in our sole discretion, any and all election forms that we decide are not in proper form, not received by the Election Deadline, ineligible or otherwise invalid or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the election form submitted by any particular shareholder, whether or not similar defects or irregularities are waived for other shareholders. No valid election will be deemed to have been made until all defects or irregularities have been cured or waived to our satisfaction. Neither we nor Computershare nor any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Special Distribution will be final and binding.
How should I send in my election form?
The election form should be returned in the enclosed, postage-paid envelope, or in accordance with the delivery instructions on the enclosed election form, as soon as possible, and no later than the Election Deadline. If your shares are held through a bank, broker or nominee, please promptly inform the bank, broker or nominee of your election as instructed in the following question and response. The method of delivery of the election form is at the option and risk of the shareholder making the election. The delivery will be deemed made only when the election form is actually received by Computershare.
What if my shares of common stock are held in the name of a bank, broker or nominee?
If your shares are held in the name of a bank, broker or nominee, please promptly inform the bank, broker or nominee of the election (or any revocation of an election) they should make on your behalf in accordance with the instructions provided by the bank, broker or nominee. If your shares of common stock are held in the name of a bank, broker or nominee, and you do not inform the bank, broker or nominee, in accordance with the instructions provided by the bank, broker or nominee, of the election they should make on your behalf, the bank, broker or nominee may not make an election on your behalf.
Can I change my election?
Once made, a shareholder’s election is only revocable by returning a new, properly completed, election form prior to the Election Deadline. After the Election Deadline, a shareholder election will be irrevocable. Shareholders entitled to the Special Distribution who fail to make an election by the Election Deadline will be treated as having made a Share Election.

Is there other information I should consider when making an election?
Before making your election, you are urged to carefully read (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the sections entitled “Risk Factors” and “Forward-Looking Statements and Risk Factors,” (ii) our Quarterly Reports for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, including the sections entitled “Risk Factors” and “Forward-Looking Statements,” (iii) our Current Reports on Form 8-K filed on March 22, 2017, April 27, 2017, July 10, 2017, July 11, 2017, July 12, 2017, July 14, 2017, September 20, 2017, October 12, 2017, October 30, 2017, November 8, 2017 and November 16, 2017, as updated by our subsequent filings with the Securities and Exchange Commission (the “SEC”), and (iv) other documents we file with the SEC.

The value of my stock holdings declined substantially on November 28th. Was this because of the Special Distribution or the decision to convert to a REIT?

The decline in A&B’s stock price on November 28, 2017, the ex-dividend date for the Special Distribution, can be largely attributed to the expected payment of the Special Distribution on January 23, 2018. Because trades made on the New York Stock Exchange on or after November 28, 2017 will generally not settle until after the Record Date, our shares began trading without the entitlement to the Special Distribution on November 28, 2017. Consequently, the stock price, which is based on trades between market participants, declined to reflect the fact that any new buyer of our stock would not be entitled to receive the Special Distribution. While shareholders of record as of the close of business on November 29, 2017 are entitled to the Special Distribution, their account balances generally may not reflect the value of the pending Special Distribution expected to be paid in January 2018.
If I have questions about the election form, whom should I contact?
If you are a shareholder of record and you have any questions about completing or submitting the election form, or need a new election form, please call Georgeson LLC, the information agent for the Special Distribution, at (866) 821-2614. If your shares are held in the name of a bank, broker or nominee, and such bank, broker or nominee has any questions, they may call the information agent at the number above.
What are the material U.S. federal income tax consequences of the Special Distribution?
The following Q&As provide a brief summary of the U.S. federal income tax consequences generally applicable under current law to the Special Distribution. The information below does not address all considerations that may be relevant to a particular holder in light of its particular circumstances, including shareholders who are subject to special provisions of the Code. Shareholders are urged to consult their own tax advisors regarding the particular U.S. federal, state, local or other tax consequences to them of the Special Distribution in light of their particular circumstances.

Is the Special Distribution taxable for U.S. federal income tax purposes?

The entire value of the Special Distribution will be taxable for U.S. federal income tax purposes, whether received all in common stock, all in cash, or a combination of cash and common stock. Any common stock received in the Special Distribution will be treated as having a value, for U.S. federal income tax purposes, equal to the amount of cash that could have been received in lieu of such stock.

What is a “U.S. Holder,” a “Non-U.S. Holder,” or a “Tax Exempt Holder?”

The federal income tax consequences of the Special Distribution vary depending on, among other factors, whether or not the distribution is treated as made out of our Non-REIT E&P or out of our earnings and profits for the 2017 and 2018 taxable years, as well as on whether you are a “U.S. Holder,” a “Non-U.S. Holder,” or a “Tax-Exempt Holder.” For purposes of this discussion, a U.S. Holder is a shareholder of A&B that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws; (ii) an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to federal income taxation regardless of its source; and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in regulations promulgated by the U.S. Department of` the Treasury (“Treasury regulations”).

Conversely, a Non-U.S. Holder is a shareholder of A&B that is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities and status of the partnership; a beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Special Distribution.

What is the tax basis of any shares that I receive in the Special Distribution?

The tax basis of any shares received in the Special Distribution will generally be equal to the amount of the income recognized on those shares as described in the preceding question.

What is the character of the income associated with the Special Distribution for U.S. federal income tax purposes for noncorporate U.S. Holders?

The aggregate amount of the Special Distribution is $783 million, or approximately $15.92 per share. For noncorporate U.S. Holders, the portion of the Special Distribution that is attributable to our Non-REIT E&P will generally be taxable at the maximum 20% “qualified dividend income” rate. The portion of the Special Distribution that is attributable to our earnings and profits for the 2017 and 2018 taxable years and that is not designated as a capital gain dividend will generally be taken into account by noncorporate U.S. Holders as ordinary income, and with limited exceptions, such portion will not be eligible for taxation at the maximum 20% “qualified dividend income” rate available to noncorporate U.S. Holders. For the treatment of the portion, if any, of the Special Distribution that is designated as a capital gain dividend, refer to “What is the treatment of the portion of the Special Distribution designated as a capital gain dividend, if any?”

The table below illustrates the character of the income related to the Special Distribution to noncorporate U.S. Holders, including the year in which the income would generally be recognized. The portion of the Special Distribution related to our earnings and profits for the 2017 and 2018 taxable years will ultimately be allocated between the 2017 tax year and the 2018 tax year, but the allocation information for the 2017 tax year will not be available prior to January 2018. For illustrative purposes only, the earnings and profits for the 2017 and 2018 taxable years has been split approximately evenly between the 2017 and 2018 tax years. The table below also includes dividends not associated with the Special Distribution paid year-to-date in 2017.

	Taxable in 2017		Taxable in 2018
(All Amounts on a Per Share Basis)	Qualified Dividend Income	Ordinary Income	Ordinary Income	Total Taxable Dividend
Non-REIT E&P paid with the Special Distribution	$14.43	$—	$—	$14.43
Earnings & profits for 2017 and 2018 taxable years[1]	—	0.74	0.75	1.49
Total Special Distribution	$14.43	$0.74	$0.75	$15.92

Non-REIT E&P paid year-to-date in 2017 (Q1 – Q3)	0.21	—	—	0.21
Total Special Distribution and 2017 YTD dividends	$14.64	$0.74	$0.75	$16.13

Total Special Distribution percentages	90.6%	4.7%	4.7%	100.0%
Total Special Distribution and 2017 YTD dividends percentages	90.8%	4.6%	4.6%	100.0%

[1]
The allocation of earnings and profits for the 2017 and 2018 taxable years has been split approximately evenly between the 2017 and 2018 tax years for illustration purposes only. The final allocation of income to the 2017 tax year will not be available until January 2018.

There are limited exceptions where a portion of the Special Distribution attributable to our earnings and profits for the 2017 and 2018 taxable years could be taxed at preferential rates. Amounts that would be eligible for taxation at preferential rates include:

•	dividends received by us from taxable REIT subsidiaries or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

If I elect to receive the Special Distribution all in cash, will the cash I receive be sufficient to cover my tax liability?

The amount of cash received by a shareholder who makes a Cash Election is ultimately dependent on the elections of all other shareholders. However, the minimum amount of cash to be received by a shareholder making a Cash Election will not be less than 20% of the shareholder’s entire entitlement under the Special Distribution. Whether or not the cash received is sufficient to cover a shareholder’s tax liability is entirely dependent upon the shareholder’s particular tax situation. Each shareholder’s tax situation is unique, and therefore, shareholders are urged to consult their own tax advisors regarding the particular U.S. federal, state, local or other tax consequences to them.

Because the common stock received by a shareholder in the Special Distribution will be included in the amount of the distribution for U.S. federal income tax purposes, the Special Distribution may give rise to a tax liability in excess of the amount of cash received by the shareholder. Additionally, the timing of the payment of the Special Distribution, which is expected to occur on January 23, 2018, should also be considered by shareholders with respect to any required estimated tax payments for the 2017 tax year that may be due prior to January 23, 2018.

What are the U.S. federal income tax consequences for corporate U.S. Holders that receive the Special Distribution? Is the Special Distribution paid to corporate U.S. Holders eligible for the dividends-received deduction for corporations?

The Special Distribution will generally be characterized as ordinary income for corporate U.S. Holders, unless a portion of the Special Distribution that is attributable to our earnings and profits for the 2017 and 2018 taxable years is designated as a capital gain dividend. No portion of the Special Distribution will be eligible for the dividends-received deduction for corporations. For the treatment of the portion, if any, of the Special Distribution that is designated as a capital gain dividend, refer to “What is the treatment of the portion of the Special Distribution designated as a capital gain dividend, if any?”

What is the treatment to U.S. Holders of the portion of the Special Distribution designated as a capital gain dividend, if any?

We may designate as a capital gain dividend some amount of the Special Distribution that is attributable to our REIT earnings and profits for the 2017 and 2018 taxable years. For example, such capital gain may arise from the taxable disposition of real property at a gain. We currently do not expect to designate any significant amount of the Special Distribution as a capital gain dividend.

To the extent that we designate as a capital gain dividend some amount of the Special Distribution that is attributable to our REIT earnings and profits for the 2017 and 2018 taxable years, such amount will generally be taxed to U.S. Holders as long-term capital gains, to the extent that such amount does not exceed our actual net capital gain for the relevant taxable year, without regard to the period for which the U.S. Holder that receives such amount has held its common stock. Corporate U.S. Holders may be required to treat up to 20% of the amount designated as a capital gain dividend as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates, currently 20%, in the case of U.S. Holders that are individuals, trusts and estates, and ordinary income rates in the case of U.S. Holders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

What is the treatment to U.S. Holders of the portion of the Special Distribution that exceeds our Non-REIT E&P and our earnings and profits for the 2017 and 2018 taxable years, if any?

To the extent the Special Distribution exceeds our Non-REIT E&P and our earnings and profits for the 2017 and 2018 taxable years, such excess will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent that it does not exceed the adjusted basis of the U.S. Holder’s shares in respect of which the Special Distribution was made, but rather, will reduce the adjusted basis of those shares. To the extent that the portion of the Special Distribution that is a return of capital exceeds the adjusted basis of a U.S. Holder’s shares, it will generally be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.

For some U.S. Holders, the Special Distribution and any distributions considered related under section 1059 of the Code may be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a shareholder’s adjusted basis in its common stock. A noncorporate U.S. Holder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its common stock, to the extent of the extraordinary dividend.

Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividend income or capital gains recognized as a result of the Special Distribution.

What are the U.S. federal income tax consequences for a Non-U.S. Holder?

The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex, and the following discussion is intended only as a summary of these rules. For example, the following discussion does not address U.S. citizens or residents who have expatriated, Non-U.S. Holders who are individuals present in the United States for 183 days or more during the taxable year and who have a “tax home” in the United States, Non-U.S. Holders who are engaged in a U.S. trade or business, and other special classes of Non-U.S. Holders. If you are a Non-U.S. Holder, we urge you to consult with your own tax advisor to determine the impact of the United States federal income tax laws, including any tax return filing and other reporting requirements, with respect to your ownership of common stock and the payment of the Special Distribution.

The portion of the Special Distribution received by Non-U.S. Holders that is (i) paid out of our Non-REIT E&P or our earnings and profits for the 2017 or 2018 taxable years, (ii) not designated as a capital gain dividend, and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty. To the extent that the cash portion of the Special Distribution is insufficient to satisfy the required withholding, we or other applicable withholding agents may collect the amount required to be withheld by reducing to cash for remittance to the Internal Revenue Service (the “IRS”) a sufficient portion of the common stock that the Non-U.S. Holder would otherwise receive or by withholding from other property held in the Non-U.S. Holder’s account with the withholding agent, and the Non-U.S. Holder may bear brokerage or other costs for this withholding procedure. To the extent the Special Distribution exceeds our Non-REIT E&P and our earnings and profits for the 2017 and 2018 taxable years, such excess will generally represent a return of capital and will not be taxable to a Non-U.S. Holder to the extent that it does not exceed the adjusted basis of the Non-U.S. Holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those shares. To the extent that a portion of the Special Dividend that is treated as a return of capital exceeds the Non-U.S. Holder’s adjusted basis in our shares, such portion will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. Because the amount of our earnings and profits for the 2018 taxable year will not be determinable until after the end of the 2018 taxable year, we may withhold at the applicable rate on the entire amount of the Special Distribution. If withholding is applied to any portion of the Special Distribution that represents a return of capital, rather than a dividend out of our Non-REIT E&P or our earnings and profits for the 2017 and 2018 taxable years, the Non-U.S. Holder must nevertheless reduce its tax basis in its shares in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.

If our shares constitute a United States real property interest (“USRPI”) under sections 897 and 1445 of the Code (“FIRPTA”), as described below, with respect to a Non-U.S. Holder, then the portion of the Special Distribution that is treated as a return of capital in excess of the Non-U.S. Holder’s basis in our shares will potentially be subject to net income taxation, including any applicable capital gains preferential rates, that would apply to a U.S. Holder of the same type (for example, an individual or a corporation, as the case may be). Our common stock may be treated as USRPI if at any time during the shorter of the Non-U.S. Holder’s holding period in the common stock or the five years preceding payment of the Special Distribution, 50% or more of our assets consisted of interests in real property located within the United States, excluding for this purpose interests in real property solely in a capacity as a creditor. Even if we satisfy the foregoing 50% test, however, we believe that our common stock is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, in which case a Non-U.S. Holder’s gain from sale of our common stock generally would not be subject to FIRPTA, provided that the Non-U.S. Holder held (taking into account applicable “constructive ownership” rules) 10% or less of our common stock at all times during the shorter of the Non-U.S. Holder’s holding period in the common stock or the five years preceding payment of the Special Distribution.

Even if our common stock would be subject to FIRPTA under the rules described above, our common stock will nonetheless not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by non-U.S. persons at all times during a specified testing period (after applying certain presumptions regarding the ownership of our common stock, as described in the Code). We believe that we will be a domestically-controlled qualified investment entity and that a sale of our common stock should not be subject to taxation under FIRPTA. No assurance can be given that we are or will remain a domestically-controlled qualified investment entity. If gain on the sale of our common stock were subject to net income taxation on account of FIRPTA, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would generally be subject to the same treatment as a U.S. Holder with respect to such gain.

Under FIRPTA, the portion of the Special Distribution made to a Non-U.S. Holder that is attributable to our REIT taxable income for the 2017 and 2018 taxable years and that is treated as being attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, which we refer to as “USRPI capital gains,” will, except as described below, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax under FIRPTA at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the maximum amount that could have been designated as a USRPI capital gain dividend. The portion of the Special Distribution that is attributable to USRPI capital gains may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. The portion of the Special Distribution that is (i) made to a Non-U.S. Holder, (ii) treated as a capital gain dividend attributable to our REIT taxable income for the 2017 or 2018 taxable year, and (iii) attributable to dispositions of our assets other than USRPIs is not subject to U.S. federal income tax, unless (A) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, or (B) the Non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the Non-U.S. Holder will incur a 30% tax on his capital gains.

A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (i) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. Holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

The amount of the Special Distribution treated as a dividend may be subject to additional withholding under the “Foreign Tax Account Compliance Act” in the case of shareholders that are non-U.S. entities and fail to satisfy applicable disclosure, certification or other requirements.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.